Ghire Shivprasad
June 15, 2020
Dear Ghire:
I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you the position of Vice President - Human Resources of Primo Water Corporation (the “Company”). This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times. To the extent not defined herein, capitalized terms shall have the meanings provided in Exhibit A hereto.
1.    Position and Duties.
1.1.    Position. Subject to the terms and conditions hereof, you will be employed by the Company as its Vice President - Human Resources (“VP HR”), effective as of June 26, 2020 (the “Employment Date”) and continuing until terminated by you or the Company.
1.2.    Responsibilities.
(a)    As the Company’s VP HR, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as may be assigned to you from time to time by the CEO.
(b)    You agree to devote all of your business time and attention to the business and affairs of the Company and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Company’s VP HR.
1.3.    No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.
2.    Remuneration.
2.1.    Base Salary. Your annual base salary will initially be at the rate of US $240,000 per year (“Annual Base Salary”), paid on a bi-weekly basis, prorated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process.

2.2.    Bonus. You will continue to be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. The amount of your target bonus is 50% of your Annual Base Salary. The bonus year is the Company’s fiscal year. Currently the maximum potential payout permitted under the bonus plan is two (2) times the applicable target bonus for achievement of performance goals significantly in excess of the target goals, as established by the Human Resources and Compensation Committee of the Company’s Board of Directors. Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established. You must be actively employed on the actual pay date of the bonus to be eligible to receive it or any portion of it.
2.3.    LTI Grants. You will be eligible for future long term incentive awards that will be based on your performance and will be in line with similar peer positions at the Company. Annual grants are issued following approval by Primo’s Human Resources and Compensation Committee at its regularly scheduled meetings in December.
3.    Benefits.
3.1.    Benefit Programs. You will continue to be eligible to participate in the Company’s benefit programs generally available to other associates of the Company. Our benefit programs include our 401(k) plan and health, disability and life insurance benefits. Employee contributions are required for our benefit programs.
3.2.    ESPP. In addition, you will continue to be eligible to participate in the Company’s Employee Stock Purchase Plan, through which you can purchase Company common shares at a discount through payroll deductions.
3.3.    Vacation. You will be entitled to three (3) weeks’ vacation per calendar year. You are encouraged to take vacation in the calendar year it is earned. Vacation is a use-it-or-lose-it benefit (unless otherwise prohibited by applicable state law), and you will not be allowed to carry over any vacation from one year to the next. Any vacation that has not been used by the end of the year will be forfeited, in accordance with applicable law. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company and you expressly authorize the Company to deduct the value of taken but unearned vacation from your Cash Payment Amount (if applicable) or your final paycheck to the maximum extent permitted by law. All vacation periods require the approval of the CEO.
3.4.    Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time. It is your obligation to submit to the Company expense reimbursement requests and evidence of such expenses in order to receive reimbursements for such expenses.
3.5.    Allowances. You will receive an annual cellphone allowance in the amount of $1,525, which amount shall be prorated during any partial year of employment.

3.6.    No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the CEO.
4. Separation; Payments and Entitlements Upon a Separation.
4.1 Termination. The Company may terminate your employment: (a) immediately for Cause, (b) upon your Disability, or (c) upon thirty (30) days’ notice for any other reason or no reason. Your employment with the Company will terminate upon your death.
4.2 Termination By the Company Without Cause or By You with Good Reason. Subject to Sections 4.3, 7.9, and 9.10, if your employment is terminated following the Employment Date (i) by the Company without Cause other than by reason of your Disability or (ii) by you for Good Reason, you will be entitled to the following payments and entitlements:
(a) Cash Payment. You will receive a cash payment in an amount equal to 6 months of your then Annual Base Salary in effect at the time of termination (the “Cash Payment Amount”). The Cash Payment Amount will be paid in a lump sum, less all applicable withholding taxes, within thirty (30) days after your separation date, except in the case of an involuntary termination that is part of a group termination program, in which case the payment shall be made within sixty (60) days after your separation date. The Cash Payment Amount will not be considered as compensation for purposes of determining benefits under any other qualified or non-qualified plans of the Company.
(b) Accrued Salary and Vacation. You will be paid all salary and accrued, unused vacation pay earned through the date of your separation pursuant to this Section 4.2, less all applicable withholding taxes, on the first regular pay date following the date of your separation.
(c) No Other Payments. Upon payment of the amounts to be paid pursuant to Sections 4.2(a) and 4.2(b) and such obligations as may be required by applicable law, the Company shall have no further liability under this Offer Letter or as a result of your separation.
4.3 Separation Agreement and General Release Required. You will not be entitled to receive the payment set forth in Section 4.2(a) and, if applicable, Section 8, unless you execute, at least seven days before the date payment is due to be made, and do not revoke, a separation agreement that contains provisions regarding confidentiality by you, non-disparagement by you, and a general release in the form of Exhibit B in favor of the Company and related parties of all claims or liabilities of any kind relating to your employment with the Company and the termination of such employment (the “Release”).
4.4 Return of Company Property. Upon termination of your employment for any reason, you agree to immediately return all Company property in your possession, custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value of any unreturned Company property from your Cash Payment Amount (if applicable) or your final paycheck to the maximum extent permitted by law.
5. Other Termination. If your employment is terminated by (a) your voluntary resignation without Good Reason, (b) your death, or (c) by the Company for Cause or as a result of your

Disability, then you shall not be entitled to receive any other payments, entitlements or benefits other than Annual Base Salary earned through the date of termination and reimbursement for expenses through the date of termination and, in either case, not yet paid. For greater certainty, with respect to a termination by reason of death or by reason of a Disability, nothing in this Offer Letter shall derogate from any rights and/or entitlements that you may be entitled to receive under any other equity compensation or benefit plan of the Company applicable to you.
6. Resignation. Upon your voluntary separation, you will be deemed to have resigned all positions you hold with the Company and any if its Affiliates as of the date of your separation, including any director or officer positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.
7. Restrictive Covenants.
7.1 Confidentiality.
(a) You acknowledge that in the course of carrying out, performing and fulfilling your obligations to the Company hereunder, you will have access to and be entrusted with information that would reasonably be considered confidential to the Company and its Affiliates, the disclosure of which to competitors of the Company or its Affiliates or to the general public would be highly detrimental to the best interests of the Company and/or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company or its Affiliates. Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company and its Affiliates who have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company and its Affiliates, nor will you disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company or its Affiliates. Notwithstanding all of the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that you shall first have:
(i) notified the Company;
(ii) consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information; and
(iii) if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.
(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect on the date hereof, the amount and components of your compensation may be required to be publicly disclosed on an annual basis.
7.2 Inventions. You acknowledge and agree that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and databases made or conceived by you prior to or during your employment relating to the business or affairs of the Company shall belong to the Company. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the CEO from time to time.
7.3 Corporate Opportunities. Any business opportunities related to the business of the Company which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its business.
7.4 Non-Competition and Non-Solicitation.
(a) You will not at any time, without the prior written consent of the Company, during your employment with the Company and, if applicable, its Affiliates and for a period of twelve (12) months after your separation from such employment (regardless of the reason for such separation and whether caused by you or the Company or one of its Affiliates), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:
(i) anywhere in the Territory, engage in, work for, provide services to, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit your name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;
(ii) for the purpose, or with the effect, of competing with any business of the Company or any of its Affiliate, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Company or any of its Affiliates at the time you ceased to be employed by the Company or who was a client during the 12 months immediately preceding such time; or
(iii) solicit or offer employment to any person employed or engaged by the Company or any of its Affiliates at the time you ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.
(b) Nothing in this Offer Letter shall prohibit or restrict you from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.
(c) If you are at any time in violation of any provision of this Section 7.4, then each time limitation set forth in this Section 7.4 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.
7.5 Insider Trading and Other Company Policies. You will comply with all applicable securities laws and the Company’s insider trading policy and insider reporting procedures in respect of any securities of the Company that you may acquire, and you will comply with all other of the Company’s policies that may be applicable to you from time to time, including, without limitation, the Company’s policies on pricing, procurement, accounting, financial reporting, delegations of authority and responsibility, and conduct.
7.6 Non-Disparagement. The Company and you agree that you will not disparage in any manner, and will in all respects avoid any negative criticism of, the Company and its affiliates or their respective management. The foregoing non-disparagement provision does not apply on occasions when you provide truthful information in good faith to any federal, state, or local agency investigating an alleged violation of any employment-related or other law or otherwise gathering information pursuant to any official investigation, hearing, trial or proceeding. You and the Company shall also (i) be permitted to defend your/itself against any statement made by the other party that is intended or reasonably likely to disparage the other’s reputation if you or the Company, as applicable, have a reasonable good faith belief that your or its statements in such defense are not false statements, (ii) be permitted, while you are employed by the Company, to make any statement not otherwise false or misleading that you or the Company, as applicable, determine in good faith is reasonably necessary or appropriate to the discharge of your or its duties and responsibilities, and (iii) provide truthful testimony in any legal proceeding. The foregoing provision also does not prevent the Company from making internal statements or statements to outside attorneys, auditors, or other advisors, in each case for legitimate business reasons to individuals who the Company reasonably believes has a need to know the information contained in the statements.
7.7 Injunctive Relief.
(a) You acknowledge and agree that in the event of a breach of the covenants, provisions and restrictions in this Section 7, the Company’s remedy in the form of monetary damages will be inadequate and that the Company and its Affiliates shall be, and are hereby, authorized and entitled, in addition to all other rights and remedies available to them, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.
(b) The parties acknowledge that the restrictions in this Section 7 are reasonable in all of the circumstances and you acknowledge that the operation of restrictions contained in this Section 7 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

7.8 Survival of Restrictions. Each and every provision of this Section 7 shall survive the termination of this Offer Letter or your employment (regardless of the reason for such termination).
7.9 Forfeiture/Recoupment. Notwithstanding the provisions of Section 4.2 or any other provision of this Offer Letter, if following the termination of your employment, you are entitled to payments or other benefits under Section 4.2(a), but (i) the Company later determines that Cause with respect to your termination of employment existed at the time of your termination, (ii) you breach any provision of or revoke the Release, or (iii) you breach any provision of Section 7 of this Offer Letter or any restrictive covenant contained in any other agreement between you and the Company or one of its Affiliates, then in each case you shall not be entitled to any payments or other benefits pursuant to Section 4.2(a), any and all such payments to be made by the Company pursuant to Section 4.2(a) shall cease, and you shall return immediately any such other payments previously made to you.
8.    Code Section 409A.
8.1.    In General. This Section shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.
8.2.    Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 8.1 only if the Company provides the release to you on or before the date of your separation from employment. In no event shall the timing of your execution of the release, directly or indirectly, result in your designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

8.3.    Payment Following Involuntary Termination. Notwithstanding any other provision herein to the contrary, any payment described in Section 8.1 that is due to be paid within a stated period following your separation shall be paid:
(a)    If, at the time of your separation, you are a “specified employee” as defined in Section 409A of the Code and such payment is subject to (and not exempt from) Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or
(b)    In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).
8.4.    Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 8.1: (a) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (b) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.
8.5.    Offset. If payments to you under this Agreement are subject to Section 409A of the Code, any offset under Section 9.10 shall apply to a payment described in Section 8.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.
8.6.    Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(l)(B) of the Code to the maximum extent practicable.
9.    General Provisions.
9.1.    Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes that offer letter dated August 15, 2016. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

9.2.    Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.
9.3.    Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.
9.4.    Governing Law; Consent to Personal Jurisdiction and Venue. . The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.
9.5.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
9.6.    Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.
9.7.    No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.
9.8.    Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.
9.9.    Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.
9.10.    Set-Off. Except as limited by Section 8.5, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.
9.11.    Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.
9.12.    Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
9.13.    Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity to, confer with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

Ghire, please indicate your acceptance of this offer by returning one signed original of this Offer Letter.
Yours truly,

Thomas J. Harrington
I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

June 15, 2020
Ghire Shivprasad	Date

Exhibit A
Definitions
“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.
“Business” shall mean the business of manufacturing, selling or distributing water (including but not limited to exchange and refill), coffee, tea, powdered beverages, water dispensers, water filtration units and other beverages or products manufactured, sold or distributed by Primo Water Corporation or its Affiliates at the time of termination of your employment, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Primo Water Corporation or its subsidiaries and Affiliates at the time of termination of your employment.
“Cause” shall mean your:
(a) willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company and, if applicable, its Affiliates after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within ten (10) days of the receipt of such notice;
(b) theft, fraud, embezzlement, self dealing, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Company or its Affiliates, or in the carrying out of your duties, including, without limitation, any material breach of the representations, warranties and covenants contained in any written agreement with the Company or its Affiliates, or any misrepresentation or dishonesty regarding any applicable restrictive covenants;
(c) conviction of or plea of guilty, plea of nolo contendore or no contest for any felony or any criminal offence that involves fraud, dishonesty, theft, violence or moral turpitude;
(d) breach of a fiduciary duty owed to the Company or any of its Affiliates ;
(e) refusal to follow the lawful written reasonable and good faith direction of the Company’s Board of Directors or the Company’s Chief Executive Officer; provided such written directions are consistent with your position as the Company’s VP HR;
(f) intentional misconduct in connection with working for the Company, or intentional misconduct outside of work that harms or is likely to harm the Company or its reputation;
(g) misrepresentation of your educational or professional experience; or
(h) any act that causes the Company to violate any applicable laws or regulations.

“Disability” shall mean any incapacity or inability by you, including any physical or mental incapacity, disease, illness or affliction, which has prevented or which will likely prevent you from performing the essential duties of your position, with or without reasonable accommodation, for six (6) consecutive months or for any cumulative period of one hundred and twenty-five (125) business days (whether or not consecutive) in any two (2) -year period.
“Good Reason” shall mean any of the following:
(a) a material diminution in your title, authority, duties and responsibilities; unless such diminution is effected with your approval;
(b) a reduction in your then-current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction is made applicable to all Company senior executives; or
(c) a material breach by the Company of any provisions of this Offer Letter.
You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, provided, that no termination for Good Reason based on such circumstances shall occur more than one hundred eighty (180) days after the initial existence of such Good Reason event. Upon receiving such notice, the Company shall have 30 days to cure the specific circumstances alleged to constitute Good Reason. Your failure to (i) provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, or (ii) terminate for Good Reason within one hundred eighty (180) days from the first occurrence of such event, shall in either case be deemed your irrevocable waiver of any claim that such circumstances may constitute “Good Reason,” but shall not prevent you from terminating for Good Reason in accordance with the terms of this Offer Letter based on different or new circumstances constituting Good Reason.
“Territory” shall mean (a) the United States, (b) Canada, (c) such other countries in which the Company and/or their subsidiaries then currently conduct the Business or in which the Company plans to conduct the Business within the subsequent twelve (12) months, and (d) the remainder of the world.

Exhibit B

Form of Release
SEPARATION AGREEMENT AND GENERAL RELEASE

(TO BE SIGNED NO EARLIER THAN YOUR EFFECTIVE TERMINATION DATE)

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Ghire Shivprasad (“Associate”) and Primo Water Corporation (the “Company”). This Agreement constitutes the complete and final settlement of any and all disputes arising from or relating to Associate’s employment with the Company and any claims or actions Associate has brought or could have brought against the Company or the RELEASEES (as defined below). This Agreement must be returned by Associate no later than____________________.

W I T N E S S E T H:

WHEREAS, Associate and the Company wish to sever their employment relationship and resolve any and all claims or potential claims that Associate may have against the Company or the RELEASEES, as defined below, from the beginning of time through the Effective Date of this Agreement;

WHEREAS, the Company expressly denies any wrongdoing whatsoever including, but not limited to, any conduct with respect to any aspect of Associate’s employment, attendant employment benefits and/or termination of employment and any violation of any federal, state or local statute, ordinance or law which pertains to employment and/or attendant employment benefits;

WHEREAS, the parties intend for this Agreement to be agreed upon in full accord and satisfaction of any and all of the Company’s obligations or requirements created by or referenced in Associate’s Offer Letter dated ______________, 2020 (the “Offer Letter”) accepted by Associate; and

WHEREAS, Associate, with full and fair opportunity and advisement to consult with an attorney of Associate’s choosing, and the Company reached an amicable and final resolution of all claims of Associate against the Company in order to avoid the expense and inconvenience of any litigation or further proceedings.

NOW, THEREFORE, in consideration of the obligations upon Associate and the Company as set forth in this Agreement and in full settlement of any claims that Associate has, had, may have or may have had against RELEASEES (as defined below) as specifically set forth herein, Associate and the Company agree to the following:
1.Consideration to Associate:  Contingent upon full execution by the parties, including Associate timely returning to the Company an executed and notarized original or copy of this Agreement – without revoking it – the Company will provide Associate the following consideration, which will be paid within thirty (30) days of the Effective Date (as defined below):

(a)The Company will pay Associate the gross amount of _______________________ ($____________.____), less appropriate withholdings and/or payroll deductions, which is intended to represent back or future wages claimed by

Associate as well as consideration for Associate’s general release and agreement to confidentiality, non-disparagement, restrictive covenants, and permanent separation of employment with no re-hire (the “Separation Payment”). Associate understands that a Form W-2 will be issued to Associate for the payment received under this Paragraph 1(a).

(a)[INSERT OTHER AS APPLICABLE]

2. Tax Indemnity and Cooperation:

        (a) Associate agrees to and hereby does indemnify and hold harmless the Company and RELEASEES from and against any and all tax liabilities, interest and penalties that may be assessed or incurred as a result of not withholding monies or issuing or reporting payments made under Paragraph 1 above including, but not limited to, liability for payroll taxes or deductions, income withholding taxes, including federal, state or local income taxes, social security taxes, federal state or local unemployment or disability premium payments or taxes, or any other taxes which customarily are withheld from or paid with respect to wages, or any other liens, judgments, interest and/or penalties incurred on the monies paid pursuant to this Agreement or owing to, or for the satisfaction of, any liens or judgments against Associate (which Associate affirmatively represents do not exist), except that Associate shall not be liable for any contributions of FICA assessed against the Company. Associate will not be liable for the Employer’s normal share of payroll taxes or deductions, but will agree to be liable for penalties and interest if required by the IRS.

        (b) Within thirty (30) days after the Company and/or any RELEASEE notifies Associate or Associate’s attorneys that the Company and/or any RELEASEE has been determined to have incurred any liability including, but not limited to, liability for payroll taxes or deductions, income withholding taxes, including federal, state or local income taxes, social security taxes, federal state or local unemployment or disability premium payments or taxes, or any other taxes which customarily are withheld from or paid with respect to wages, or any other liens, judgments, interest and/or penalties incurred because of any payment made to Associate and/or Associate’s attorneys, Associate shall pay to the Company an amount equal to the liability, interest, penalty and/or costs incurred by the Company or any other RELEASEE.

        (c)  Associate agrees to complete and to provide to the Company within a reasonable time (not to exceed 14 days of the Company’s request for the same) any documentation requested by the Company related to tax inquiries, audits and/or reporting including, but not limited to, Form(s) 4669 or any other forms or statements requested, attesting that Associate reported the Separation Payment on Associate’s tax return for the appropriate tax filing year and paid the appropriate federal income tax on such Separation Payment.

3. General Release and Dismissal of Claims: In exchange for the promises and payments made by the Company and Associate as outlined in this Agreement, the parties further agree as follows:

(a)Associate hereby warrants, represents and certifies that Associate has not filed or instituted (and, no person or agency has filed or instituted on Associate’s behalf and/or at Associate’s direction – and if filed not at Associate’s direction, Associate will seek dismissal of) any complaints, lawsuits, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any RELEASEE (as defined below), in any forum including, but not limited to, any federal, state and local court, the New York Stock Exchange

(“NYSE”), the National Association of Securities Dealers (“NASD”), the Florida Commission on Human Relations (“FCHR”), the Miami-Dade Commission on Human Rights Board, the United States Department of Labor and the United States Equal Employment Opportunity Commission (“EEOC”) or any other equivalent state government agency and, to the extent that any administrative charge has been or is filed with the EEOC or any other equivalent state government agency by or on Associate’s behalf, Associate agrees not to seek or in any way obtain or accept any monetary award, recovery or settlement therefrom and agrees that Associate understands that such limitation does not in any way restrict Associate’s ability to pursue such charge consistent with the confidentiality obligations in Paragraph 10 below.
(b)Associate hereby releases and forever discharges the Company and its insurers, affiliates, divisions, parents, subsidiaries, any merged entity or merged entities, prior and successor entities, and/or its and their present and former officers, partners, directors, employees, agents, shareholders and/or successors, assigns, trustees, heirs, administrators, executors, representatives and/or principals thereof (together referred to as “RELEASEES”), from all claims, actions, causes of action, lawsuits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, known or unknown, against the RELEASEES, that Associate and the Associate’s heirs, executors, administrators, successors, and assigns, may now have or hereafter later determine that Associate has or had upon, or by reason of, any cause or thing whatsoever, including, but not limited to, claims arising under the Americans With Disabilities Act (“ADA”), the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act (“FLSA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended including, but not limited to, breach of fiduciary duty and equitable claims brought under § 1132(a)(3) (“ERISA”), the Worker Adjustment and Retraining Notification Act (state or federal), as amended, Title VII of the Civil Rights Act of 1964, the Vocational Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981 of the Civil Rights Act, the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act (to the extent permitted by law), the Florida Civil Rights Act, Florida’s Whistleblower’s Act, the Florida Minimum Wage Act, the Florida Constitution, Florida’s Statutes, the Hillsborough County Human Rights Ordinance, the Miami-Dade Wage Theft Ordinance, Miami-Dade County’s Human Rights Ordinance, the Miami-Dade County Code, the Miami-Dade County Family Leave Ordinance, and/or any other federal, state or local human rights, civil rights, wage-hour, pension, whistleblower, or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive or constructive discharge, defamation, discrimination, failure to accommodate, interference with leave rights (including but not limited to family, medical, sick, or personal leaves), retaliation, harassment, failure to retain records, prima facie tort, fraud, negligence, loss of consortium, malpractice, breach of duty of care, breach of fiduciary duty or any action similar thereto against RELEASEES, including any claim for attorneys’ fees, expenses or costs based upon any conduct from the beginning of the world up to and including the Effective Date of this Agreement; provided, however, that Associate does not waive any right to file an administrative charge with the EEOC, subject to the condition that Associate agrees not to seek, or in any way obtain or accept, any monetary award, recovery or settlement therefrom; and further provided, however, that Associate does not waive any rights with respect to, or release the Company from, payments of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Associate under the terms of the Company’s retirement, savings, deferred compensation and/or profit sharing plan(s) or any claims for state Disability or Workers’ Compensation benefits (except that

Associate hereby releases and waives any claims that Associate’s termination was to avoid payment of such benefits or payments or that, as a result of Associate’s termination, Associate is entitled to additional benefits or payments); and further provided, however, that Associate does not release any claim of breach of the terms of this Agreement, subject to the confidentiality obligations in Paragraph 10 of this Agreement.

(c)Thus, for the purpose of implementing a full and complete release and discharge of the RELEASEES, Associate expressly acknowledges that this general release is intended to include in its effect, without limitation, all claims which Associate does not know or suspect to exist in Associate’s favor at the time of execution hereof, and that this general release contemplates the extinguishment of any such claim or claims.

(d)Associate agrees to immediately seek and obtain dismissal with prejudice of any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding (unless such proceeding is a class action, in which case Associate agrees to “opt out” of the class and not participate in the class action and such proceeding is at or initiated by the EEOC) in the event that, for any reason, any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding covered by Paragraphs 3 is pending or is instituted on Associate’s behalf, and to not, unless required by law to do so (and then subject to the terms of Paragraph 3 and Paragraph 4), testify, provide documents or otherwise participate or request others to participate on Associate’s behalf in any such proceeding or litigation arising therefrom or associated therewith, and, in no event, from any such source or proceeding whatsoever, to seek, or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom. Associate’s obligation to dismiss and/or withdraw any and all complaints includes, but is not limited to, any complaint made internally to the Company or any of the RELEASEES – via any medium including, but not limited to, the Company’s Ethics Point hotline – either in Associate’s own name or anonymously, about any of the RELEASEES or any associate, employee, agent, or representative of any of the RELEASEES.  Should Associate file or otherwise bring a claim in violation of Paragraph 3 or fail to seek and obtain such dismissal or withdrawal or “opt out” in accordance with the terms of this Agreement, Associate will, at the option of the Company, be considered in material breach of this Agreement.

(e)Promise Not to Sue: A “promise not to sue” means you promise not to knowingly sue any RELEASEE in court. This is different from the General Release above. Besides releasing claims covered by that General Release, you agree never to knowingly sue any RELEASEE for any reason covered by that General Release. Despite this Promise Not to Sue, however, you may file suit to enforce this Agreement. If you sue a RELEASEE in violation of this Agreement, you shall be required to pay that RELEASEE’s reasonable attorneys’ fees and other litigation costs incurred in defending against your suit.

(f)Any and All Work-Related Injuries and Accidents Reported: By signing this Agreement, Associate affirmatively represents that as of the date of Associate signing this Agreement, Associate has already reported any and all work-related injuries that Associate has ever sustained, and/or accidents Associate has ever been involved in, during Associate’s employment with the Company, to the extent Associate had ever incurred any work-related injuries or been in involved in any work-related accidents.

4. Separation of Employment: Associate recognizes and agrees that Associate’s last day of employment and effective termination date shall be ___________________ (“Termination Date”).

Associate further recognizes and agrees that Associate’s employment relationship with the Company and/or any of the other RELEASEES has been permanently and irrevocably severed. Accordingly, Associate agrees that Associate will not seek and hereby waives any claim for employment, reinstatement, re-employment, assignment or otherwise (as a full-time or part-time employee, temporary worker, independent contractor or consultant or any other position in which Associate receives payment either directly or indirectly from the Company) with the Company or any of its affiliated companies or any merged or acquired entity or entities, at any time in the future, and that, if offered such employment, re-employment, assignment or work, Associate will decline such offer, and that this Agreement shall be a complete bar to any such application for employment or re-employment; provided, however, that the terms and application of this paragraph may be waived in writing by a duly authorized representative of the employing entity at issue in its sole discretion, which writing makes specific reference to this Agreement. Associate agrees that any refusal to hire or engage Associate in the future shall be pursuant to the Parties’ mutual agreement embodied in this Agreement and shall not be actionable as unlawful in any way. Moreover, Associate agrees that as of Associate’s Termination Date, Associate will be deemed to have resigned all positions held by Associate with the Company and any of the RELEASEES as of the Termination Date, including any director or officer positions, and Associate agrees to execute written tenders of resignation as may be requested by the Company to evidence such resignations.

5. Non-Disparagement and Employment Verification:

(a) In addition to the non-disparagement terms of Associate’s Offer Letter (which shall survive this Agreement), Associate agrees to not disparage or impugn the reputation of any RELEASEE, and to not post any negative comments about any RELEASEE on any social media platform including any in-person, electronic, or online chatrooms or message boards (e.g., Facebook, Linked-In, Craigslist, AOL, etc.).

(b) Associate and the Company also agree that, for employment verification purposes, Associate may direct prospective employers to the Company at the contact below and that the Company will confirm with the prospective employer only Associate’s dates of employment and last position held, without substantive commentary on Associate’s performance:

Human Resources
Primo Water Corporation
4221 Boy Scout Blvd., Suite 400
Tampa, FL 33607

6. Return of Property:  Associate represents that Associate has returned to the Company all property belonging to the Company including, but not limited to, any proprietary or confidential information of the Company in Associate’s possession, custody or control. By signing this Agreement, Associate warrants that Associate has retrieved and returned all such property in Associate’s possession, custody or control. To the extent any Company property remains in the possession of Associate after Associate’s Termination Date and Associate fails to return such Company property within 3 business days of the Company demanding return of the property, Associate agrees that the Separation Payment shall be reduced by the cost to replace such Company property and that Associate waives any claim to entitlement of payment of that reduced amount.

7. Ongoing Obligations Survive Termination: Associate understands, acknowledges and agrees that Associate has certain ongoing obligations including, but not limited to, obligations under the

Company’s Code of Conduct (including, without limitation, obligations with regard to the confidentiality of trade secrets and confidential and proprietary information which Associate may have received during the course of Associate’s employment with the Company). Associate further agrees to continue to discharge Associate’s duty of confidentiality with respect to all trade secrets and confidential and proprietary information which Associate received by virtue of Associate’s employment with the Company. Additionally, Associate agrees that Associate has advised the Company of all facts of which Associate is aware that Associate believes may constitute a violation of the Company’s Code of Conduct and/or the Company’s legal obligations.

Associate also understands, acknowledges, and agrees that Associate has certain ongoing obligations as set forth in Associate’s Offer Letter, including but not limited to, confidentiality, non-competition, non-solicitation, and non-disparagement, which shall survive Associate’s termination and this Agreement, and shall remain in effect according to the terms of the Offer Letter.

8. Payment of All Compensation Due: Associate warrants, represents, agrees and certifies that Associate has been paid and/or has received any and all compensation, salary, wages, overtime, regular straight time wages, minimum wages, bonuses, commissions, expense reimbursements, and/or benefits to which Associate is, was, may be, or may have ever been entitled from the Company and/or any other RELEASEES under any Canadian (federal or provincial) or U.S. federal, state, or local statute, law, or ordinance, or common law, or contract. Associate further agrees that Associate has been properly paid for all hours ever worked for the Company and that Associate regularly exercised significant discretion and independent judgment with respect to matters of significance throughout Associate’s employment with the Company.

        9. Cooperation: The Company or other RELEASEE(S) may be, or may become, involved in disputes with third parties or regulatory/governmental agencies concerning matters relating to Associate’s employment or former employment or current or former areas of responsibility at the Company, including its parent company or subsidiaries. In such event, Associate agrees to promptly and diligently cooperate with the Company in any manner reasonably requested or directed by the Company, including without limitation: (i) consulting with the Company regarding any of Associate’s job duties and activities; and (ii) cooperating with the Company in connection with any current or future investigation, litigation, audit, or other legal matter, including but not limited to meeting with and fully answering the questions of the Company or its attorneys, representatives, or agents, and truthfully testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena.  The Company shall endeavor to schedule such assistance so that it does not unreasonably interfere with Associate’s prior business or personal commitments and Associate shall be reimbursed for reasonable out of pocket expenses associated with such cooperation, but Associate will not be reimbursed for Associate’s time.

10. Confidentiality of Agreement:
(a)Associate agrees that with respect to confidentiality, as of the date of this Agreement, Associate has not disclosed and will not disclose to or cause to be disclosed to, directly or indirectly, any person including, but not limited to, members of the general public and representatives of the media, the existence of or terms of this Agreement. Associate and the Company agree that confidentiality of this Agreement is mutually beneficial and Associate specifically prefers to keep this Agreement confidential.

(b)As an exception to this provision, but subject to the terms of Paragraph 10 of this Agreement, it is understood that Associate may disclose information concerning the amount of the

Separation Payment to Associate’s counsel, tax preparer, and to members of Associate’s immediate family; provided, however, that any and all such individuals are alerted to and agree to be bound by this restriction.

(c)This Agreement shall not be filed with any court or agency, unless necessary to enforce either of their terms, and shall remain forever confidential as described in Paragraph 10 of this Agreement. Associate and the Company agree that this Agreement may be used only as evidence in a subsequent proceeding in which Associate or the Company and/or RELEASEE(S) allege a breach of this Agreement. Should any party file a claim or action to enforce the terms of this Agreement, such party shall seek the full protection of the applicable court or other forum to provide for and protect the confidentiality of this Agreement.

(d)Should Associate be required by law, legal process or subpoena to provide information related either to Associate’s former employment at the Company or to anyone else’s employment at the Company including its parent company and subsidiaries, Associate shall, in advance of providing any response to such law, legal process or subpoena, and within four (4) days of Associate’s receipt of notice of such law, legal process or subpoena, provide written notice by certified mail to the contact below (along with a copy sent by e-mail) of such law, legal process or subpoena such that RELEASEE(S) may seek to assert its or their rights and interests in connection therewith:

Employment Counsel
Primo Water Corporation
4221 Boy Scout Blvd., Suite 400
Tampa, FL 33607

(e)Should Associate be contacted by any person or entity seeking information or testimony in connection with Associate’s or any other individual’s assignment, work, duties, activities or employment at the Company (including knowledge that Associate came into possession of by virtue of or in connection with Associate’s work, duties activities or employment at the Company), Associate shall, prior to providing that information or testimony, to the extent lawfully permitted, advise the Company that such information or testimony is sought and cooperate with the Company and its counsel in connection with the request for such information or testimony.

(f)Nothing in this Agreement shall prohibit or restrict Associate from: (i) providing information to or otherwise assisting in, an investigation by Congress, the EEOC, the Securities and Exchange Commission (“SEC”) or any other Canadian (federal or provincial) or U.S. federal regulatory or law enforcement agency or self-regulatory organization (“SRO”); or (ii) testifying, participating, or assisting in a proceeding relating to an alleged violation of any Canadian (federal or provincial) or U.S. federal law relating to fraud or any rule or regulation of the SEC or any SRO.

(g)Associate understands and agrees that should Associate (or Associate’s attorneys, tax preparer or any members of Associate’s immediate family) violate the confidentiality requirements set forth in Paragraph 10, Associate shall be deemed to have materially breached this Agreement, and Associate shall be responsible for liquidated damages in the amount of all monies paid by the Company pursuant to Paragraph 1 and the Company’s costs and expenses including, without limitation, the Company’s attorneys’ fees, in bringing an action to recover damages or to seek injunctive relief. Associate further understands and agrees that the monetary relief referred to herein shall not be sufficient or adequate to address damages occasioned by such breach and shall not be a bar to the Company’s pursuit of any other relief including, but not limited to, injunctive and equitable relief.

        11. Acknowledgement of Consideration: Associate understands and acknowledges that, but for this Agreement, Associate is not, and would not be, entitled to the Separation Payment or benefits provided for in this Agreement under any of the Company’s or its parents’, affiliates’ or subsidiaries’ personnel policies or practices, that the payments and other benefits set forth in this Agreement constitute consideration and are accorded in exchange for Associate’s agreement to the terms and conditions set forth in this Agreement and are in full and final settlement of any and all claims which Associate has, had, may have and/or may have had against RELEASEES as of the date hereof, and that the Company’s obligations under this Agreement are in lieu of any and all other amounts or benefits to which Associate might be, might have been or is now entitled to receive from RELEASEE(S) upon any claim whatsoever, including any claim for severance, bonus payment, or expense reimbursement; provided, however, Associate does not release the Company from payment of any and all benefits and/or monies earned, accrued, vested and/or otherwise owing, if any, to Associate under the terms of the retirement and savings incentive plans of the Company, or their parent, affiliates or subsidiaries, except that Associate hereby releases and waives any claims that Associate’s termination was to avoid payment of such benefits and/or payments or that, as a result of Associate’s termination, Associate is entitled to additional benefits or payments.
        12. Governing Law and Choice of Venue: The Parties further agree that this Agreement will be governed by the laws of the State of Florida, to the extent not preempted by federal law, and the parties will submit to the jurisdiction of the state and/or federal courts located within Tampa, Florida for the resolution of any dispute which may arise hereunder and that the parties waive any right they may have to trial by jury in any such dispute.

13. Effect of Invalidation of a Provision of this Agreement: The Parties further agree that if any of the provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement are declared illegal, unenforceable or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers and releases of claims or rights shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the Parties, and, if necessary, such provisions, terms, clauses, waivers and releases of claims and rights shall be deemed severable, such that all other provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon both Parties; provided, however, that notwithstanding any other provision of this Agreement, if any portion of the waiver or release of claims or rights or the confidentiality terms is held to be unenforceable, the Company, at its option, may seek modification or severance of such portion or terminate the Agreement and/or consider the Agreement null and void.

        14. Modification: The Parties further agree that this Agreement may not be altered, amended, modified, superseded, canceled or terminated except by an express written agreement duly executed by all the Parties or their attorneys on their behalf, which makes specific reference to this Agreement.

        15.  Complete Negotiated Agreement Between the Parties: This Agreement set forth the entire agreement between the Parties, and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter thereof (subject to Paragraph 7 above). The Parties agree that this Agreement is a negotiated agreement because it is voluntary, deliberate, and informed, provides consideration of value to Associate, and Associate has been given notice and an opportunity to retain an attorney or is represented by an attorney.

16. Opportunity to Review, Knowing and Voluntary Release, and Revocation Right: Associate understands and agrees that:
i.Associate has been provided a full and fair opportunity, indeed a full twenty-one (21) days after receipt of this Agreement, within which to review, consider, and negotiate this Agreement, and Associate’s execution and return of this Agreement prior to the expiration of this review period shall constitute a knowing and voluntary waiver of the days remaining in the review period provided;
ii.Associate has been advised to consult with an attorney which Associate may freely choose prior to executing this Agreement to decide whether to sign this Agreement and accept the benefits that have been offered to Associate under this Agreement;

iii.Associate may revoke Associate’s execution of this Agreement within seven (7) days of Associate’s execution by hand delivering written notice of revocation that specifically and expressly references this Agreement to the Company contact provided in Paragraph 10(d) above;

iv.Associate has carefully read and fully understands the provisions of this negotiated Agreement;

v.Associate is, through and in accordance with the terms set forth in this Agreement, releasing RELEASEES from any and all claims Associate has or may come to have against the RELEASEES;

vi.Associate knowingly and voluntarily agrees to all the terms set forth in this negotiated Agreement, without duress, coercion or undue influence;

vii.Associate is not waiving any rights or claims that may arise after this Agreement is executed; and

viii.Associate is, by reason of this Agreement and the release of claims herein, receiving from the Company good and sufficient consideration in addition to anything of value to which Associate is already entitled.
17. Effective Date: Associate understands and agrees that – assuming Associate timely returns this Agreement fully initialed, executed, and notarized – by virtue of the seven-day revocation period provided in Paragraph 16(c) and assuming Associate does not revoke Associate’s acceptance, this Agreement shall become effective as to Associate as of the eighth day following the date on which Associate timely executes this Agreement (the “Effective Date”), and thereafter Associate may not change Associate’s decision or seek any other remuneration in any form.

18. Execution in Counter-Parts and Delivery of Agreement: The Parties agree that this Agreement may be executed in counter-parts, with the same force and effect as if executed by all Parties on the same paper. The Parties further agree that Associate shall submit this executed and notarized Agreement to the two contacts listed below with a scanned copy sent to both via email:

Human Resources Primo Water Corporation 4221 Boy Scout Blvd., Suite 400 Tampa, FL 33607	Employment Counsel Primo Water Corporation 4221 Boy Scout Blvd., Suite 400 Tampa, FL 33607

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE TO FOLLOW]

To signify their agreement to the terms of this Agreement, the Parties have executed this Agreement on the date beside their signatures which appear below.

(TO BE SIGNED NO EARLIER THAN YOUR EFFECTIVE TERMINATION DATE)

Dated: __________, _______  ______________________________________
            Ghire Shivprasad

STATE OF ______________  )
            ) ss.:
COUNTY OF __________________ )

        On this _____ day of ______________, ________ before me personally came ________ known to me to be the individual described herein, and who executed the foregoing Agreement.

_____________________
Notary Public

Dated: ___________, _______   _____________________________________
            Primo Water Corporation

             By: _______________________________

             Title: _______________________________